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                                    Exhibit 8

                    TAX OPINION OF BISCHOFF, KENNEY & NIEHAUS


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                           BISCHOFF, KENNEY & NIEHAUS
                               5630 N. Main Street
                              Sylvania, Ohio 43560
                            Telephone: (419) 882-0594
                               Fax: (419) 885-2042

                                  July 17, 2000

Farmers National Banc Corp.
20 South Broad Street
Canfield, Ohio 44406

Security Financial Corp.
One South Main Street
Niles, Ohio 44446

Ladies and Gentlemen:

We have acted as counsel to Farmers National Banc Corp., an Ohio corporation (the "Company") in connection with the proposed statutory merger (the "Merger") of Security Financial Corp., a Delaware corporation ("Security"), with and into the Company, pursuant to which the shareholders of Security will receive common shares, without par value, of the Company ("Company Shares") subject to the Agreement and Plan of Merger, dated as of , 2000 between Security and the Company (the "Merger Agreement"), in exchange for their outstanding shares of the capital stock of Security ("Security Shares"). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Terms not otherwise defined herein shall have the same meaning as when used in the Merger Agreement.

In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement and the other documents and agreements referred to therein; and (ii) the Joint Proxy Statement/Prospectus (the "Prospectus") relating to the Merger and included in the Registration Statement of the Company on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

For purposes of the opinion set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified, and upon which we are entitled to rely) contained, respectively, in certain certificates of the officers of the Company and Security. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, the Merger will constitute a statutory merger pursuant to the applicable provisions of the laws of the States of Ohio and Delaware, and the facts, statements, and other information contained in the Prospectus relating to the Merger are true, correct, and complete in all material respects.

The opinions set forth below are based upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect, and are further based upon the continued accuracy and completeness of the documents, certifications, and representations referred to in the two preceding paragraphs as of the Effective Time.

         (1) The Merger of Security with and into the Company will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         (2) Each of Security and the Company will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (3) The discussion contained in the Registration Statement under the caption "Federal Income Tax Consequences" represents our opinion as to the material federal income tax consequences of the Merger.

We have given this opinion in connection with the transactions contemplated by the Merger Agreement and such opinion is not to be relied upon for any other purpose. This opinion may not be applicable to all shareholders, including, without limitation, (1) a Security shareholder whose Security Shares are not held as a capital asset; or (2) a Security shareholder who is subject to special treatment under the code, including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, or non-United States citizen. This opinion further assumes no shareholder acquired Security Shares in contemplation of or to effectuate the Merger.

In addition to the assumptions and exclusions above, no opinion is expressed herein concerning the effect of state, local and foreign tax laws. Furthermore, no opinion is expressed herein about the tax treatment of the transactions under other provisions of the Code or the Treasury Regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions that are not specifically addressed by the foregoing opinion, including, without limitation, the capitalization or deduction of payments or expenses relating to the Merger and the exchange of any Security Shares in the Merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.

You should be aware that this opinion represents our conclusions as to the application of existing law and is based on the certifications and representations given as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. A material change in any of the authorities upon which our opinion is based

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could affect our conclusions herein. In addition, no advance ruling has been obtained from the Internal Revenue Service ("Service") regarding the Merger. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Service or Courts will not take positions contrary to the opinions stated above.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is rendered for purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon by you and the Commission and may not be used, quoted or referred to or filed for any other purpose or interest without our prior written consent.

                                     Very truly yours,
                                     /s/ BISCHOFF, KENNEY & NIEHAUS

                                     BISCHOFF, KENNEY & NIEHAUS